UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2014

Starwood Waypoint Residential Trust

(Exact name of registrant as specified in its charter)

Maryland (State r other jurisdiction of incorporation)	001-36163 (Commission File Number)	80-6260391 (IRS Employer Identification No.)

1999 Harrison Street
Oakland, CA	94612
(Address of principal	(Zip Code)
executive offices)

Registrant’s telephone number,
including area code:
(510) 250-2200

Not Applicable

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On February 6, 2014, Starwood Waypoint Residential Trust (the “Trust”) issued a press release announcing that it has entered into a new $500 million secured revolving credit facility with Citibank, N.A. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

The credit facility has a three-year term and is set to mature on February 3, 2017, subject to a one-year extension option which would defer the maturity date to February 5, 2018.  The credit facility has a variable interest rate of LIBOR plus a spread which will equal 3.00% during the first three-years and then 4.00% during any extended term, subject to a default rate of an additional 5.0% on amounts not paid when due.  The borrower under the facility is Starwood Waypoint Borrower, LLC (the “Borrower”), a special-purpose entity specifically created for purposes of the facility and which is the indirect owner of substantially all of the Trust’s single-family rental home portfolio.  The facility is secured by all assets of the Borrower and its subsidiaries and also by a pledge of the Borrower’s equity.  Availability under the facility is limited by a percentage formula against the lower of the Borrower’s acquisition cost of a home or its value as established by an independent broker’s price opinion.

The Borrower is required within fourteen days of closing to purchase an interest rate cap for the initial term of the facility to protect it against increases in monthly LIBOR above 2.5%.  Continuation of that cap for an additional year (or purchase of a new rate cap) is a condition to any extension of maturity.

In connection with the facility, Starwood Waypoint Residential Partnership, L.P., has provided Citibank, N.A. with a limited recourse guaranty agreement under which the partnership agreed to indemnify the lender against specified losses due to fraud, misrepresentation, misapplication of funds, physical waste, breaches of specified representations, warranties and covenants, as well as a guaranty of the entire amount of the facility in the event that the Borrower or its subsidiaries file insolvency proceedings or violate certain covenants that result in their being  substantively consolidated with any other entity that is subject to a bankruptcy proceeding.

The facility contains customary terms, conditions precedent, affirmative and negative covenants, limitations and other conditions for credit facilities of this type, including requirements for cash reserves and restrictions on incurring additional indebtedness, creation of liens, mergers and fundamental changes, sales or other dispositions of property, changes in the nature of their business, investments, and capital expenditures.  The facility is also subject to certain financial covenants concerning the liquidity and tangible net worth of the guarantor, and to requirements that the Borrower maintain minimum levels of debt service coverage and debt yield.

The facility will include customary events of default.  The occurrence of an event of default will permit the lender to terminate commitments to lend under the facility and accelerate payment of all amounts outstanding thereunder.  In addition, if a default or a failure to observe the asset performance triggers should occur and be continuing, all of the rental income associated with the real estate properties of the Borrower and its subsidiaries will, after payment of  specified operating expenses, asset management fees and interest,  be required to prepay the loans under the facility, which will preclude the Borrower from being able to make distributions on its equity for the benefit of the Trust.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference into this Item 2.03.

Item 9.01.                                        Financial Statements and Exhibits.

(d) Exhibits

99.1                        Press release, dated February 6, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARWOOD WAYPOINT RESIDENTIAL TRUST

Dated: February 6, 2014	By:	/s/ Tamra D. Browne
	Name:	Tamra D. Browne
	Title:	General Counsel

Exhibit Index

99.1                        Press release, dated February 6, 2014.